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                                                                      EXHIBIT 11

                        MICROMUSE INC. AND SUBSIDIARIES

                        STATEMENT REGARDING COMPUTATION
                         OF PROFORMA NET LOSS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


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
                                                            YEAR ENDED       THREE MONTHS ENDED
                                                           SEPTEMBER 30,        DECEMBER 31,
                                                               1997                 1997
                                                           -------------     ------------------
                                                                                (UNAUDITED)
Net loss applicable to holders of common stock.........       $(8,631)            $ (1,303)
                                                             --------             --------
Weighted average shares outstanding during the period..         6,329                6,152
Preferred stock on an "as if" converted basis..........         1,290                4,488
Common shares issued and stock options granted in
  accordance with Staff Accounting Bulletin No. 83:....
Common stock option....................................           577                  577
Preferred stock........................................         1,454                   --
Preferred stock warrant................................         1,167                1,167
                                                             --------             --------
Shares used in per share calculation...................        10,817               12,384
                                                             --------             --------
Pro forma loss from continuing operations per share....       $ (0.83)            $  (0.11)
                                                             --------             --------
Pro forma loss from discontinued operations per
  share................................................       $ (0.01)            $   0.00
Pro forma gain on disposal of discontinued operations
  per share............................................       $   .11             $   0.00
Pro forma net loss applicable to holders of common
  stock per share\.....................................       $ (0.80)            $  (0.11)
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